UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2023

KKR FS Income Trust

(Exact name of registrant as specified in its charter)

Delaware	814-01620	88-0591692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

(215) 495-1150

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

K-FIT AB-1 Revolving Credit Facility

On October 10, 2023, K-FIT Finance AB-1 LLC (“K-FIT AB-1”), a wholly-owned, special purpose financing subsidiary of FS KKR Income Trust (the “Company”), entered into a revolving credit facility (the “K-FIT AB-1 Revolving Credit Facility”) pursuant to a Loan and Security Agreement (the “Loan Agreement”), by and among K-FIT AB-1, as borrower, Ally Bank (“Ally Bank”), as administrative agent and arranger, each of the lenders from time to time party thereto, and Computershare Trust Company, N.A., as collateral administrator and collateral custodian. Capitalized terms used and not otherwise defined herein shall have the meanings specified in the Loan Agreement. The K-FIT AB-1 Revolving Credit Facility provides for, among other things, borrowings in U.S. dollars in an initial aggregate amount of up to $250,000,000, with an option for K-FIT AB-1 to elect at one or more times, subject to certain conditions, including the consent of Ally Bank, to increase the maximum committed amount up to $500,000,000.

The revolving period during which K-FIT AB-1 is permitted to borrow, repay and re-borrow advances will terminate on October 10, 2026. Advances under the K-FIT AB-1 Revolving Credit Facility are subject to satisfaction of certain conditions, including maintenance of the required borrowing base. Any amounts borrowed under the K-FIT AB-1 Revolving Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on October 10, 2028.

Borrowings under the K-FIT AB-1 Revolving Credit Facility accrue interest at a rate per annum equal to Daily 1M SOFR plus a spread of 2.75%. In addition, K-FIT AB-1 will pay a non-usage fee on the unused facility amount equal to (i) during the first three months after the Effective Date, 0.50% on the average daily unused facility amount, and (ii) following the first three months after the Effective Date, between 0.50% and 1.00%, depending on the percentage of the unused facility amount.

In connection with the K-FIT AB-1 Revolving Credit Facility, K-FIT AB-1 has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition, after an initial specified period, K-FIT AB-1 must maintain an adjusted interest coverage ratio of at least 150%, measured as of the end of any fiscal quarter.

The K-FIT AB-1 Revolving Credit Facility contains events of default customary for similar financing transactions of this type. Upon the occurrence of an event of default, Ally Bank may terminate the commitments and declare the outstanding advances and all other obligations under the K-FIT AB-1 Revolving Credit Facility immediately due and payable. During the continuation of an event of default, K-FIT AB-1 must pay interest at a default rate.

K-FIT AB-1’s obligations to the lenders under the K-FIT AB-1 Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of K-FIT AB-1, including its portfolio of loans and debt securities, and a pledge by the Company of the equity in K-FIT AB-1. The obligations of K-FIT AB-1 under the K-FIT AB-1 Revolving Credit Facility are non-recourse to the Company; and the Company's exposure under the K-FIT AB-1 Revolving Credit Facility is limited to the value of the Company's investment in K-FIT AB-1 and the equity of K-FIT AB-1.

The foregoing description of the K-FIT AB-1 Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Loan and Security Agreement, dated October 10, 2023, by and among K-FIT Finance AB-1 LLC, Ally Bank, and Computershare Trust Company, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2023

KKR FS Income Trust

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	General Counsel and Secretary